Exhibit 3.1

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

SRAM INTERNATIONAL CORPORATION

(Under Sections 242 and 245 of the

Delaware General Corporation Law)

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is SRAM INTERNATIONAL CORPORATION.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on April 29, 2011.

3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of this corporation (the “Corporation”) is: SRAM International Corporation.

ARTICLE II

ADDRESS OF REGISTERED OFFICE;

NAME OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, City of Dover, County of Kent, Zip Code 19901. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of capital stock that the Corporation is authorized to issue is 600,000,000 shares, of which 480,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 100,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 2. Common Stock. The Class A Common Stock and the Class B Common Stock shall have the following powers, preferences and rights and qualifications, limitations and restrictions:

(a) Voting Rights.

(i) Except as otherwise provided herein or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including election of directors) submitted to a vote of the stockholders of the Corporation.

(ii) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

(iii) Each holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate filed with the Secretary of State establishing a series of Preferred Stock in accordance with Section 3 of this Article IV) that relates solely to the powers, preferences or rights, or qualifications, limitations, restrictions or other terms, of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Certificate of Incorporation (including any certificate filed with the Secretary of State establishing a series of Preferred Stock in accordance with Section 3 of this Article IV).

The number of authorized shares of the Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock, voting separately as a class, shall be required therefor.

(b) Dividends and Distributions. Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of Common Stock, securities convertible into or exchangeable for Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive shares of Class A Common Stock, securities convertible into or exchangeable for Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock, securities convertible into or exchangeable for Common B Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. Subject to the rights of the holders of any series of Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article IV, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that

(i) if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, preferences and relative, common, participating, optional or other special rights, and the qualifications, limitations and restrictions, of such shares of capital stock or other equity interests may differ to the extent that the powers, preferences and relative, common, participating, optional or other special rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); (ii) if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights (subject to the other exceptions of this proviso); (iii) the consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in such merger, consolidation, reorganization or other business combination shall not be required to be identical, and may be different, if such merger, consolidation, reorganization or other business combination is approved by the holders of a majority of the voting power of the outstanding Class A Common Stock held by holders who are not Day Family Members or their Permitted Transferees (each as defined below), voting as a separate class, and the holders of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class; (iv) the foregoing provisions shall not prevent, or be deemed to prevent, the cancellation in such merger, consolidation, reorganization or other business combination of shares of Common Stock held by the acquiring Person or its affiliates and (v) the foregoing provisions shall not prevent, or be deemed to prevent (without the requirement of a separate class vote of the holders of Class A Common Stock pursuant to clause (iii) above), the receipt by any holder of Class B Common Stock of shares or other equity interests in the surviving entity in a transaction subject to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (without giving effect to the exceptions under Rule 13e-3(g)) or a similar “going private” transaction, notwithstanding the fact that holders of Class A Common Stock and other holders of Class B Common Stock do not receive, and are not entitled to receive, such shares or other equity interests in such transaction. Any consideration to be paid to or received by holders of Class A Common Stock or holders of Class B Common Stock pursuant to any employment, consulting, severance, non-competition or other arrangement shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(f) Conversion.

(i) As used in this Section 2(f), the following terms shall have the following meanings:

(1) “Day Family Voting Trust” shall mean the voting trust formed pursuant to the Day Family Voting Trust Agreement into which the Day

Family Members and any other Persons signatory to the Day Family Voting Trust Agreement have deposited or may in the future deposit shares of Common Stock.

(2) “Day Family Voting Trust Agreement” shall mean that certain Day Family Voting Trust Agreement, between the Day Family Members and any other Persons signatory thereto, and the trustee of the Day Family Voting Trust, as amended from time to time.

(3) “Day Family Members” shall mean the lineal descendants of the maternal grandfather of Stanley R. Day, Jr. and the Spouses of such descendants.

(4) “Permitted Transfer” shall mean:

(A) the direct or indirect Transfer of any share or shares of Class B Common Stock to one or more Permitted Transferees of the Registered Holder of such share or shares of Class B Common Stock; provided, however, that for so long as the Day Family Voting Trust Agreement remains in effect, any such Transfer of any share or shares of Class B Common Stock shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4)(A) unless, in connection with such Transfer, the transferee (and, in the case of a transferee that is a trust, the requisite number of trustees necessary to bind the trust) (to the extent not already party thereto) executes a valid and binding deposit letter, and becomes subject to the provisions of, the Day Family Voting Trust Agreement;

(B) the grant of a revocable proxy in connection with actions to be taken at an annual or special meeting of stockholders, or actions to be taken by written consent in lieu of a meeting of the stockholders, to (i) any Person by the trustee of the Day Family Voting Trust in accordance with the terms and conditions of the Day Family Voting Trust Agreement, and (ii) any Day Family Member or one or more Permitted Transferees of a Day Family Member;

(C) the pledge of a share or shares of Class B Common Stock that creates a security interest in such pledged share or shares pursuant to a bona fide loan transaction, in each case with a third party lender that makes such loan in the ordinary course of its business, so long as the Registered Holder of such pledged share or shares or one or more Permitted Transferees of the Registered Holder continue to exercise exclusive Voting Control over such pledged share or shares; provided, however, that a foreclosure on such pledged share or shares or other action that would result in a Transfer of such pledged share or shares to the pledgee shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4)(C);

(D) the existence or creation of a power of appointment or authority that may be exercised with respect to a share or shares of Class B Common Stock held by a trust; provided, however, that the Transfer of such share or shares of Class B Common Stock upon the exercise of such power of appointment or authority shall not be a “Permitted Transfer” within the meaning of this

Section 2(f)(i)(4)(D), except if such Transfer complies with one or more of the other provisions of this Section 2(f)(i)(4);

(E) the execution, delivery and performance of any tender, voting or other support agreement in connection with any tender offer, merger, consolidation, reorganization or other business combination approved by the Board of Directors, or any duly authorized committee thereof, that complies with the terms and conditions of Section 2(e) of this Article IV; provided, however, that the Transfer of any share or shares of Class B Common Stock upon the consummation of such tender offer, merger, consolidation, reorganization or other business combination shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4)(E), except if such Transfer complies with one or more of the other provisions of this Section 2(f)(i)(4);

(F) (i) any Transfer made pursuant to a customary power of attorney or custody agreement in connection with a bona fide registered public offering of Class A Common Stock, including the initial public offering of shares of Class A Common Stock (the “IPO”), and any Transfer back to the initial transferee upon the abandonment of such offering; provided, that the Transfer of any such shares upon consummation of such bona fide public offering shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4)(F), and (ii) any request for registration and subsequent registration of shares of Class A Common Stock into which shares of Class B Common Stock are convertible in connection with a bona fide registered public offering of Class A Common Stock; and

(G) any Transfer approved in advance by the Board of Directors upon a determination that such Transfer is consistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer”, so long as such Transfer otherwise complies with the provisions of Section 2(f)(i)(4)(A) of this Article IV requiring transferees (to the extent not already party thereto) to execute a valid and binding deposit letter, and become subject to the provisions of, the Day Family Voting Trust Agreement.

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a Registered Holder to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4), if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4). For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(4) under any one or more than one of the clauses of this Section 2(f)(i)(4) as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause or clauses of this Section 2(f)(i)(4).

(5) “Permitted Transferee” shall mean:

(A) with respect to any Transfer by any Person, one or more Day Family Members or one or more Permitted Transferees of a Day Family Member;

(B) with respect to any Transfer by a Day Family Member:

(i) one or more other Day Family Members or one or more Permitted Transferees of such other Day Family Members;

(ii) an organization established by one or more Day Family Members or one or more Permitted Transferees of a Day Family Member, contributions to which are deductible for federal income, estate or gift tax purposes and a majority of whose board or other governing body at all times consists of, or which is otherwise controlled by, Day Family Members;

(iii) a trust or trusts for the sole current benefit of one or more Day Family Members or one or more Permitted Transferees of Day Family Members; provided, however, that a trust shall qualify as a “Permitted Transferee” notwithstanding that a remainder interest in such trust is for the benefit of any Person other than a Day Family Member or a Permitted Transferee of a Day Family Member, until such time as such trust is for the current benefit of such Person;

(iv) one or more corporations, partnerships, limited liability companies or other entities for so long as all of the equity interests in such entities are owned, directly or indirectly, by one or more Day Family Members, and such one or more Day Family Members have exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity; and

(v) the guardian or conservator of any Day Family Member who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, in such guardian’s or conservator’s capacity as such, and/or the executor, administrator or personal representative of the estate of any Day Family Member who is deceased, in such executor’s, administrator’s or personal representative’s capacity as such;

(C) with respect to any Transfer by a trust:

(i) one or more current beneficiaries of such trust who are Day Family Members, one or more Permitted Transferees of any such current beneficiary and/or any appointee of a power of appointment exercised with respect to such trust, if such appointee is a Day Family Member;

(ii) any other trust or trusts for the sole current benefit of one or more Day Family Members or one or more Permitted Transferees of Day Family Members; provided, however, that such other trust shall qualify as a “Permitted Transferee” notwithstanding that a remainder interest in such other trust is for the benefit of any Person other than a Day Family Member or a Permitted Transferee of a Day Family Member, until such time as such other trust is for the current benefit of such Person;

(iii) any current trustee or trustees of such trust in the capacity as trustee of such trust, and any successor trustee or trustees in the capacity as trustee of such trust; and

(iv) one or more corporations, partnerships, limited liability companies or other entities so long as all of the equity interests in such entities are owned, directly or indirectly, by such trust and/or one or more Permitted Transferees of such trust, and such trust and/or one or more Permitted Transferees of such trust have exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity;

(D) with respect to any Transfer by a corporation, partnership, limited liability company or other entity (a “Corporate Holder”):

(i) the shareholders, partners, members or other equity holders of such Corporate Holder, as applicable, who are Day Family Members and/or one or more Permitted Transferees of any such shareholders, partners, members or other equity holders; and

(ii) any other corporation, partnership, limited liability company or other entity for so long as all of the equity interests in such other corporation, partnership, limited liability company or other entity are owned, directly or indirectly, by such Corporate Holder and/or one or more Permitted Transferees of such Corporate Holder, and such Corporate Holder and/or one or more Permitted Transferees of such Corporate Holder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such other corporation, partnership, limited liability company or other entity;

(E) with respect to any bankrupt or insolvent Person, any Transfer to the trustee or receiver of the estate of such bankrupt or insolvent Person, in such trustee’s or receiver’s capacity as such; and

(F) with respect to any Person that holds Class B Common Stock as the guardian or conservator of any Person who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs, or as the executor, administrator or personal representative of the estate of any deceased Person, or as the trustee or receiver of the estate of a bankrupt or insolvent Person, any Transfer to any Permitted Transferee of such disabled, incapacitated, incompetent, deceased, bankrupt or insolvent Person.

For the avoidance of doubt, the “Permitted Transferees” of any Person within the meaning of this Section 2(f)(i)(5) may be determined under any one or more than one of the clauses of this Section 2(f)(i)(5), if such clauses are applicable to such

Person. For the further avoidance of doubt, references to a “trust” shall include the trust or the trustee or trustees of such trust acting in such capacity, as the context may require.

(6) “Person” shall mean any natural person, trust, corporation, partnership, limited liability company or other entity.

(7) “Registered Holder” shall mean (A) the record holder of any share or shares of Class B Common Stock immediately prior to the consummation of the IPO, (B) the initial record holder of any share or shares of Class B Common Stock that are originally issued by the Corporation after the consummation of the IPO, and (C) any Person that becomes the record holder of any share or shares of Class B Common Stock as a result of a Permitted Transfer in accordance with this Section 2(f).

(8) “Spouse” shall mean (A) in the case of a living Person, the individual to whom such person is married and (B) in the case of a deceased Person, the individual to whom the deceased Person was legally married at the time of the deceased Person’s death. A Spouse under the preceding sentence shall remain a “Spouse” if such Spouse remarries after the death of the deceased person. Persons shall be “married” within the meaning of this Section 2(f)(i)(8) if their marriage was a valid marriage or civil union under the laws of the jurisdiction in which their marriage took place.

(9) “Transfer” of a share or shares of Class B Common Stock shall mean any direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation, or other transfer or disposition of such share or shares, or any legal, economic or beneficial interest in such share or shares (including a change in beneficial interest arising when a trust becomes for the current benefit of a Person previously holding a remainder interest in such trust), whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall include, without limitation (A) the granting or exercise of a power of appointment or a proxy, attorney in fact, power of attorney or otherwise with respect to a share or shares of Class B Common Stock, (B) a transfer of a share or shares of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), (C) the transfer of, or entering into any agreement, arrangement or understanding with respect to, Voting Control over a share or shares of Class B Common Stock, and (D) entering into any agreement, arrangement or understanding that constitutes a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended), with respect to a share or shares of Class B Common Stock or an equivalent economic interest. Notwithstanding the foregoing. Notwithstanding the foregoing, (i) the existence of, the joinder of any Person to and agreement to become subject to the provisions of, or the voting of shares of Class B Common Stock in accordance with, the Day Family Voting Trust Agreement shall not in and of itself be deemed to result in a “Transfer” of shares of Class B Common Stock within the meaning of this Section (2)(f)(i)(9); (ii) the direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition of any trust interests in the Day Family Voting Trust in violation of the Day Family Voting

Trust Agreement shall not be deemed to constitute a Transfer of the shares of Class B Common Stock deposited in the Day Family Voting Trust for so long as the Day Family Voting Trust and/or its trustee or any other Day Family Member is seeking to enforce the Day Family Voting Trust Agreement and, in enforcing the Day Family Voting Trust Agreement, subsequently prevents, remedies or cures such sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition; and (iii) the direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition of any trust interests in the Day Family Voting Trust shall be deemed to constitute a Transfer only of the share or shares of Class B Common Stock deposited in the Day Family Voting Trust by, and held for the account of, the Person for whose account such trust interests have been sold, exchanged, assigned, transferred, conveyed, gifted, hypothecated or otherwise transferred or disposed, and shall not be deemed to constitute a Transfer of any of the other shares of Class B Common Stock deposited in the Day Family Voting Trust.

(10) “Voting Control” shall mean, with respect to a share or shares of Class B Common Stock, the power, whether exclusive or shared, revocable or irrevocable, to vote or direct the voting of such share or shares of Class B Common Stock, by proxy, voting agreement or otherwise.

(ii) Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time, and from time to time, upon written notice to the transfer agent of the Corporation.

(iii) Subject to Section 2(f)(v) of this Article IV, a share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other Person, convert into one fully paid and non-assessable share of Class A Common Stock upon a Transfer of such share, other than pursuant to a Permitted Transfer; provided, however, that (A) each share of Class B Common Stock transferred to a Permitted Transferee pursuant to a Permitted Transfer shall automatically convert into one fully paid and non-assessable share of Class A Common Stock if any event occurs, or any state of facts arises or exists, that causes such Person to no longer qualify as a “Permitted Transferee” within the meaning of Section 2(f)(i)(5) of this Article IV and (B) shares of Class B Common Stock that are held in the Day Family Voting Trust shall not convert into Class A Common Stock upon such Person ceasing to qualify as a “Permitted Transferee” within the meaning of Section 2(f)(i)(5) of this Article IV until the expiration of the period provided in the Day Family Voting Trust Agreement for the purchase of the trust interests representing such shares of Class B Common Stock by the other beneficiaries thereto, as set forth in Section VI.5 of the Day Family Voting Trust Agreement, and, upon such expiration, such shares of Class B Common Stock shall only convert into Class A Common Stock to the extent the other beneficiaries of the Day Family Voting Trust have not elected to purchase the trust interests representing such shares of Class B Common Stock.

(iv) Each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common

Stock or any other Person, convert into one fully paid and non-assessable share of Class A Common Stock if, as of the record date for determining the stockholders entitled to vote at any annual or special meeting of the stockholders of the Corporation, the aggregate number of shares of Common Stock owned, directly or indirectly, by the Registered Holders in the aggregate is less than ten percent of the aggregate number of outstanding shares of Common Stock.

(v) The Board of Directors, or any duly authorized committee thereof, may, from time to time, establish such policies and procedures relating to the conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as the Board of Directors or such committee may deem necessary or advisable, and may request or require that holders of a share or shares of Class B Common Stock furnish affidavits or other proof to the Corporation as the Board of Directors or such committee may deem necessary or advisable to verify the ownership of such share or shares of Class B Common Stock and to confirm that an automatic conversion into a share or shares of Class A Common Stock has not occurred. If a holder of shares of Class B Common Stock fails to provide satisfactory affidavits or other proof pursuant to the immediately preceding sentence as determined by the Board of Directors or any duly authorized committee thereof within 20 days from the date written notice is sent to such holder of Class B Common Stock requesting such information, the Board of Directors or such committee may, by resolution thereof, cause the conversion of each share of Class B Common Stock held by such holder into one fully paid and non-assessable share of Class A Common Stock, upon written notice to the transfer agent of the Corporation and the holder of such shares of Class B Common Stock, such conversion to be effective on a date to be determined by the Board of Directors or such committee and provided in such written notice to the transfer agent of the Corporation and the holder of such shares of Class B Common Stock (such date not to be prior to the date of the notice) and such conversion to be effective without any further action by the holder of shares of Class B Common Stock. Notwithstanding anything herein to the contrary, if the Board of Directors, or a duly authorized committee thereof, determines that a share or shares of Class B Common Stock have been inadvertently Transferred in a Transfer that is not a Permitted Transfer, or any other event shall have occurred, or any state of facts arisen or come into existence, that would inadvertently cause the automatic conversion of such shares into Class A Common Stock pursuant to Section 2(f)(iii) of this Article IV, and the Registered Holder shall have cured or shall promptly cure such inadvertent Transfer or the event or state of facts that would inadvertently cause such automatic conversion, then the Board of Directors or such committee may determine that such share or shares of Class B Common Stock shall not have been automatically converted into Class A Common Stock pursuant to Section 2(f)(iii) of this Article IV, and such shares of Class B Common Stock shall remain shares of Class B Common Stock and be deemed to never have been converted into shares of Class A Common Stock, and any such determination by the Board of Directors or such committee shall be binding in all respects. Alternatively, at the election of the Board of Directors or any such committee, any such shares of Class B Common Stock shall be deemed to have been converted into shares of Class A Common Stock, but upon such determination by the Board of Directors or any committee thereof, and at the time set forth in such determination, such shares of Class A Common Stock shall be converted, on a one-for-one basis, back into shares of Class B Common Stock.

(vi) In the event of a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock pursuant to this Section 2(f), such conversion shall be deemed to have been made (A) in the event of a voluntary conversion pursuant to Section 2(f)(ii) of this Article IV, at the close of business on the business day on which written notice of such voluntary conversion is received by the transfer agent of the Corporation, (B) in the event of an automatic conversion upon a Transfer or if any other event occurs, or any state of facts arises or exists, that would cause an automatic conversion pursuant to Section 2(f)(iii) of this Article IV, at the time that the Transfer of such share or shares occurred or at the time that such other event occurred, or state of facts arose, as applicable, and (C) in the event of an automatic conversion of all shares of Class B Common Stock pursuant to Section 2(f)(iv) of this Article IV, at the close of business on the record date on which the Registered Holders own less than the requisite percentage of outstanding shares of Common Stock. Upon any conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock, subject only to rights to receive any dividends or other distributions payable in respect of such share or shares of Class B Common Stock with a record date prior to the date of such conversion, all rights of the holder of a share or shares of Class B Common Stock shall cease and such Person shall be treated for all purposes as having become the record holder of such share or shares of Class A Common Stock. Subject to Section 2(f)(v), shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2(f) shall be retired and may not be reissued.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h) Limitation on Future Issuance. Except as otherwise provided in or contemplated by Sections 2(b), 2(d), 2(e) or 2(f) of this Article IV, the Corporation shall not issue additional shares of Class B Common Stock after the consummation of the IPO.

Section 3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the Preferred Stock and any series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series and the distinctive designation of that series, which may be distinguished by number, letter or title;

(b) the dividend rate on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Classification of the Board.

(a) Subject to Section 2(b) of this Article V, and except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, directors shall be elected at annual meetings of the stockholders and shall hold office until the next annual meeting of the stockholders and until his or her respective successor shall have been duly elected and qualified, subject to the earlier resignation, death, disqualification or removal of such director.

(b) From and after such date as all shares of Class B Common Stock have been converted into Class A Common Stock or otherwise cease to be outstanding pursuant to this Certification of Incorporation (the “Full Conversion Date”) (including, without limitation, at any annual or special meeting of the stockholders immediately following the Full Conversion Date), except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the directors of the Corporation shall be divided into three classes, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Full Conversion Date. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Full Conversion Date; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Full Conversion Date; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Full Conversion Date. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, at each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Full Conversion Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified, subject to the earlier resignation, death, disqualification or removal of such director.

Section 3. Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 4. Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected by the holders of such series and except as otherwise required by applicable law, from and after the Full Conversion Date (including, without limitation, at any annual or special meeting of the stockholders immediately following the Full Conversion Date), any or all of the directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Vacancies. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next annual meeting of the stockholders or, from and after the Full Conversion Date, the next election of the class of directors to which such directors have been appointed and, in each case, until their respective successors shall have been duly elected and qualified and subject to the earlier resignation, death, disqualification or removal of such directors.

Section 6. Bylaws. The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws of the Corporation. In addition, the stockholders of the Corporation may adopt, amend, alter, change or repeal any and all Bylaws of the Corporation by the affirmative vote of the holders of a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote, voting together as a single class.

Section 7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 8. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation. Each officer of the Corporation shall hold office at the pleasure of the Board of Directors and shall hold office until his or her successor shall have been duly elected and qualified, or until his or her death or until he or she shall resign or be removed.

ARTICLE VI

STOCKHOLDERS

Section 1. Actions by Written Consent. Effective only from and after the Full Conversion Date, except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent in lieu of a meeting by the stockholders.

Section 2. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Secretary upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Section 3. Annual Meetings of Stockholders. The date, time and place, if any, of an annual meeting of stockholders shall be fixed by the Board of Directors in its sole and absolute discretion.

ARTICLE VII

DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it presently exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right arising prior to the time of such amendment, modification or repeal.

ARTICLE VIII

SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”) and the restrictions contained in Section 203 shall not apply to the Corporation; provided, however, that effective only from and after the Full Conversion Date the Corporation shall be governed by Section 203 and the restrictions contained in Section 203 shall apply to the Corporation from and after such date to the fullest extent permitted thereunder.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action, suit or proceeding brought in the right of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the

Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders and/or directors herein are granted subject to this reservation. Any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the entire Board of Directors and (b) except as may be provided in a resolution or resolutions of the Board of Directors providing for the separate approval of one or more series of Preferred Stock, a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote thereon, voting together as a single class. Any vote of stockholders required by this Article X shall be in addition to any other vote that may be required by applicable law, the Bylaws of the Corporation or any agreement with a national securities exchange or otherwise.

IN WITNESS WHEREOF, SRAM International Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this      day of                     , 2011.

SRAM INTERNATIONAL CORPORATION

BY
Name: Stanley R. Day, Jr. Title: President and Chief Executive Officer

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